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                                                                   Exhibit 99.1

COMPANY PRESS RELEASE

YOUBET.COM PROVIDES GUIDANCE FOR THIRD QUARTER

LOS ANGELES--(BUSINESS WIRE)--Oct. 1, 1999--Youbet.com, Inc.
(NASDAQ:UBET-NEWS), the only online live-event wagering company focusing on horse racing, today announced that it expects to report subscriber count of approximately 12,000 for its third quarter ended September 30, 1999, roughly double the count of 5,700 at the end of its second quarter.

"We are pleased with the progress of the business for the quarter, including continued sustained growth in the subscriber count, which reflects only a few weeks of the advertising campaign that launched in August," said Robert Fell, CEO of Youbet.

"Our TV spots are now scheduled to air this month in four major markets after a delay due to lengthy approval cycles at target stations and networks. The analysts' original estimate of reaching 16,000 subscribers was based upon an earlier advertising campaign start date. We also have seen a somewhat lower-than-projected response rate to our direct mail programs, but we already are working with our data provider to fine-tune our mailing lists and improve response rates. Given these trends, our revised objective is to achieve subscriber enrollment of 20,000-25,000 by the end of the year and 75,000-100,000 by the end of 2000."

Fell continued, "Youbet is breaking new ground in the live event wagering industry, using the power and functionality of the Internet to deliver the fun and excitement of live event wagering to current enthusiasts as well as new generations of customers worldwide. We have the technology, capital and management talent to execute this vision, as well as a substantial technological and logistical head-start over potential competition. We believe that within three to four years the Youbet Network will boast subscribers around the world wagering millions of dollars daily over our system. We are forging new ground and learning more about this new business everyday."

The Company plans to announce final third quarter results in early November.

In 1998, Youbet.com announced the public release of the You Bet Network, the only legal interactive online live horse racing network in the U.S. Youbet.com provides members the ability to watch and wager on a wide selection of coast-to-coast thoroughbred and harness horse racing, via its exclusive private closed-loop network. Members have 24-hour access to the network's features, including live racing from a choice of more than 30 racetracks across the country, commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, and value-added handicapping products.

In December 1998, Youbet.com accepted the 1998 Innovator of the Year Honors by Internet Gaming International. For further information, visit www.youbet.com. To subscribe to the You Bet Network call 1-888-YOUBET-8 or visit the Web site at youbet.com.

Forward-Looking Statements: This release may contain forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expense and other factors described in the Company's filing with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release. You Bet is a registered trademark of Youbet.com., Inc. All other brands and products referenced herein are the trademarks or registered trademarks of their respective holders.
______________________________
CONTACT:

    Youbet.com, Inc.
    Phillip Herman, 310/444-3300 (Executive VP and CFO)
           or
    Morgen-Walke Associates, Inc.